Exhibit 4.11

INTERIM TRUST AGREEMENT

OF AIR T FUNDING

This interim trust agreement (“Agreement”) is entered into as of September 27, 2018 by and among (i) Air T, Inc., a Delaware corporation (including any successors or assigns, “Air T” or the “Grantor”), (ii) Delaware Trust Company, a Delaware state chartered trust company duly organized and existing under the laws of the State of Delaware, as Delaware trustee (the “Delaware Trustee”), and (iv) Brett Reynolds, an individual, and Mark Jundt, an individual, each of whose address is c/o Air T, Inc. (each an “Operating Trustee” and collectively the “Operating Trustees”) (the Delaware Trustee and the Operating Trustees referred to collectively as the “Trustees”) pursuant to which Air T Funding (the “Trust”) is formed.

1. General Provisions

(a) Name.

The name of the Trust formed pursuant to this Agreement is “Air T Funding”. The Trust’s business may be conducted under such name or any other name or names selected by the Operating Trustees; provided that in the event that the Trust conducts business under a name other than “Air T Funding,” the Operating Trustees shall file all required fictitious name certificates in Delaware or in any other jurisdiction in which such filing is required.

(b) Principal Office.

The principal office of the Trust shall be 251 Little Falls Drive, Wilmington, Delaware 19808, or such other place within the State of Delaware as may form time-to-time be designated by the Operating Trustees. The Operating Trustees shall give prompt notice of any change in the address of its principal office to Grantor and the Delaware Trustee. Neither the Delaware Trustee nor the Operating Trustees shall maintain an office outside of the State of Delaware for the conduct of the business of the Trust or conduct the business of the Trust outside of the State of Delaware; provided that the Operating Trustees may from time-to-time conduct the business of the Trust outside of the State of Delaware if reasonably required for the conduct of such business. The Operating Trustees shall comply with such conditions relating to the immediately preceding sentence as Grantor shall reasonably request.

(c) Delaware Trustee.

The business address of the Delaware Trustee in Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, Attn: Corporate Trust. The Delaware Trustee is appointed to serve as the trustee of the Trust in Delaware for the sole purpose of satisfying the requirements of Section 3807 of the Delaware Statutory Trust Act, 12 Del. C. § 3801, as amended from time to time (the “Act”) that the Trust have one trustee, which, is in the case of a natural person, is a resident of the State of Delaware, or which in all other cases, has its principal place of business in the State of Delaware. The Delaware Trustee shall be entitled to receive customary fees for its services. It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the rights, duties or liabilities of the Operating Trustees. The rights and duties of the Delaware Trustee shall be limited to (a) accepting legal process served on it with respect to the Trust in Delaware and (b) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute under Section 3811 of the Act. Except for the purpose of the foregoing sentence, the Delaware Trustee shall not be deemed a trustee and shall have no management responsibilities or owe any fiduciary duties to the Trust, the Operating Trustees, the Grantor, or the Beneficiaries; provided that nothing herein shall be deemed an attempt to eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, the Delaware Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or Grantor, it is hereby understood and agreed by the parties hereto, including Grantor, that such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Agreement. The Delaware Trustee shall not be liable for the acts or omissions of the Operating Trustees, nor shall the Delaware Trustee be liable for supervising or monitoring the performance and the duties and obligations of the Operating Trustees or the Trust under this Agreement or any other agreement. The Delaware Trustee shall not be personally liable under any circumstances, except for its own gross negligence, willful misconduct or bad faith. The Delaware Trustee and the Operating Trustees are referred to herein collectively as the “Trustees” and each individually as a “Trustee.”

(d) Declaration of Trust; Certificate of Trust and Amendments or Other Certificates.

Each of the Operating Trustees hereby declares that it will hold the assets of the Trust in trust upon and subject to the conditions set forth herein for the benefit of Air T and that Air T shall be the beneficiary and the beneficial owner of the Trust under the Act (in such capacity, the “Beneficiary”). It is the intention of the parties hereto that the Trust be a statutory trust under the Act. The Delaware Trustee and the Operating Trustees are hereby authorized to execute and file a certificate of trust (the “Certificate of Trust”) with the Office of the Secretary of State in and for the State of Delaware (the “Secretary of State”) and any one or more of the Operating Trustees may execute and file with the Secretary of State and in any other applicable office, any amendment or restatement of the Certificate of Trust (so long as such amendment or restatement is not inconsistent with the provisions hereof), certificate of conversion, certificate of merger or consolidation, certificate of termination, certificate of transfer, certificate of transfer or any other certificate permitted by the Act; provided that the Operating Trustees shall give notice to the Delaware Trustee of any such filing, together with a copy of the date-stamped filed certificate. For the avoidance of doubt, the Delaware Trustee is not required to execute any certificate other than the Certificate of Trust. The Trust is not intended to be, shall not be deemed to be, and shall not be treated as a general partnership, limited partnership, joint venture, corporation or joint stock company. The purposes of the Trust are: (a) to take assignments and conveyances of, hold in trust and release its ownership interest in, any Trust Property (as defined in Section 4) for the benefit of the Beneficiary, (b) to enter into and perform its obligations under the Agreement and issue the Certificate, (c) at the written direction of the Beneficiary, to enter into purchase agreements for the acquisition of new Trust Property, (d) to enter into and engage in any of the activities described or authorized in this Agreement or any amendment hereto, and (e) to engage in any and all activities that are necessary or appropriate to accomplish the foregoing or that are incidental thereto or connected therewith. The Trust shall not engage in any activity other than the foregoing or other than as required or authorized by applicable law or the Agreement.

(e) No Individual Ownership.

Title to all of the assets of the Trust shall be vested in the Trust until the Trust dissolves or is converted in accordance with Section 11(c) hereof; provided, however, if the applicable laws of any jurisdiction require that title to any part of the assets of the Trust be vested in a trustee of the Trust, then title to that part of the assets of the Trust shall be vested in the Operating Trustees to the extent so required, but the beneficial interest with respect to such assets shall remain in the Trust for the benefit of the Beneficiaries.

(f) Tax Treatment.

The parties hereby agree that the Trust shall be treated as a “grantor trust” or, in the event the Trust shall be engaged in the conduct of a business for profit, as a business entity that is disregarded as separate from Grantor for purposes of the U.S. Federal state and local tax laws, and further agree: (i) not to take any position (or cause the Trust to do so), in a tax return or otherwise, or take any other action, that is inconsistent with such treatment; and (ii) to take all commercially reasonable actions necessary to cause the Trust to be so treated.

2. Contribution to the Trust.

Following the date of this Agreement and during the Trust Term (as defined in Section 3), the Trust shall have legal and record ownership, of the initial assets consisting of $10 contributed by the Grantor (the “Trust Assets”). Except as provided herein, no other property may be contributed to the Trust by any party without the prior written agreement of the Operating Trustees.

3. Term of the Trust and Irrevocability.

The Trust shall be irrevocable by Grantor and shall have a term that expires at such time as the Trust terminates in accordance with the provisions of Section 11 (the “Trust Term”). Unless terminated in accordance with Section 11, the duration of the Trust shall be perpetual.

4. Operating Trustees’ Control of Trust Property.

The Operating Trustees shall each singly have sole and exclusive authority to manage the property described in Section 2, together with any additional real or personal property, tangible or intangible, contributed to the Trust from time-to-time, together with any and all income therefrom and proceeds thereof (collectively, the “Trust Property”), and to exercise any and all rights singly with respect to any Property, including, without limitation, the right to exercise any voting, director appointment, consent, approval or management rights arising from the Trust Property, in a manner intended to maximize the value of the Trust Property. Grantor (in its capacity as such) shall not retain any voting, director appointment, consent, approval or management rights with respect to the Trust Property. For purposes of this Agreement the Trust shall not be deemed to be an affiliate of Grantor or of any of Grantor’s affiliates. The Trust shall retain and hold, and the Operating Trustees shall manage, the Trust Property in accordance with, and subject to, the terms and conditions set forth in this Agreement. The Operating Trustees shall each singly have the authority to sell, transfer, assign, pledge or otherwise dispose of or encumber the Trust Property in their sole discretion, provided that unless otherwise expressly provided in this Agreement, the proceeds of any sale, transfer assignment of Trust Property is paid to the Beneficiary within 30 days after the Trustee’s receipt of such proceeds. Neither the Grantor nor any of its affiliates will be permitted to be a purchaser of Trust Property. The Operating Trustees shall have such access to Grantor’s and its affiliates’ personnel, books, records and facilities relating to the Trust Property as may be reasonably necessary for the Operating Trustees to fulfill its obligations hereunder. The Operating Trustees shall cause the Trust to comply with the applicable terms of this Agreement.

5. Distribution of Proceeds of Sale; Dividends.

In the event of any disposition involving all or part of the Trust Property, the Operating Trustees shall cause the proceeds of such distribution, whether in the form of cash, property or securities, to be distributed to the Beneficiary as soon as practicable following receipt. Such amounts may be reduced by the amount of fees or expense reimbursements then owed by Grantor to the Trustees, or any of them. In the event that dividends or distributions are paid in respect of any portion of the Trust Property, the Operating Trustees shall cause the same to be distributed to Beneficiary as soon as practicable following receipt any such dividends or distributions, whether in the form of cash, property or securities.

6. Trustee Obligations, Fees and Indemnification.

(a) The Trust shall be administered by the Operating Trustees in accordance with the provisions of this Agreement.

(b) The Operating Trustees shall maintain such records, files and books as the Operating Trustees, in the Operating Trustee’s reasonable discretion, deems necessary or appropriate to enable the Operating Trustees to carry out the terms and conditions of this Agreement and to record the actions taken by the Operating Trustees in the performance of the Operating Trustee’s duties under this Agreement.

(c) Each of the Operating Trustees is singly expressly authorized to incur and each Grantor agrees to be jointly and severally obligated with each other Grant to pay all charges, taxes and other expenses that are reasonable, necessary and proper in connection with the preparation, execution and delivery of this Agreement and the performance by such Trustee of its duties under this Agreement. Grantor shall pay directly all such charges, taxes and expenses or reimburse the Trustee therefore within 30 days after receipt of the Trustee’s notice and documentation under Section 6(e) hereof.

(d) The Operating Trustees shall have the right to charge customary fees for the time that each Operating Trustee spends in connection with the formation and administration of the Trust. The Grantor has, by separate agreement, agreed to pay the Delaware Trustee an annual fee plus additional fees at customary hourly rates for any duties undertaken by mutual agreement of the Delaware Trustee and the Operating Trustees in addition to the duties of the Delaware Trustee expressly set forth in Section 1(c).

(e) The Operating Trustees shall provide timely and adequate written notice to Grantor (no more frequently than once each year) specifying in reasonable detail: (i) the charges, taxes and other expenses to be paid directly by Grantor to third parties or for which Grantor shall reimburse the Operating Trustees (together with customary supporting documentation); and (ii) the fees due to be paid to the Operating Trustees.

(f) Except as specifically provided in this Agreement, the Operating Trustees shall not be entitled to any other fee or other payment hereunder or otherwise.

(g) Grantor hereby agrees to indemnify each Trustee (including in its individual capacity) and hold each Trustee harmless against all claims, actions, proceedings, suits, costs of defense (including reasonable and customary attorneys’ and accountants’ fees and disbursements including reasonable and customary attorneys’ fees and expenses incurred in the enforcement of this Agreement), expenses, liabilities, judgments, damages, awards and settlements asserted against or incurred by such Trustee in connection with, or in any way arising directly or indirectly from, the performance by such Trustee of its duties under this Agreement, provided that the indemnification provided for in this Section 6(g) shall not apply to any claims or liabilities arising from such Trustee’s “Malfeasance.” For purposes of this Agreement, a Trustee’s “Malfeasance” shall mean such Trustee’s bad faith, gross negligence, or willful misconduct. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Trustee defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Grantor prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Trust of an undertaking by or on behalf of the applicable Trustee to repay such amount if it shall be determined that such Trustee is not entitled to be indemnified as authorized in this Section.

(h) Except as incurred as a result of such Trustee’s Malfeasance, a Trustee shall not be liable with respect to actions taken by it in reliance upon any paper, document or signature reasonably believed by such Trustee to be genuine and to have been signed by the proper party that is not in fact genuine. A Trustee shall not be liable for any error of judgment in any act done or omitted, nor for any mistake of fact or law, nor for anything which such Trustee may do or refrain from doing in accordance with this Agreement, absent such Trustee’s Malfeasance. A Trustee may consult with accountants, attorneys and other advisors, and any action taken in accordance with the advice of such advisor shall be presumptively done in good faith.

(i) No Trustee shall be required to furnish a bond or other security in any jurisdiction for the faithful performance of such Trustee’s duties.

(j) The Operating Trustees shall manage the property of the Trust, consistent with the terms of this Agreement, in a manner intended to maximize the value of the properties of the Trust. The Operating Trustees shall have no duty or liability to the Grantor with respect to any change in the value of any of the Trust Property during the Trust Term.

(k) The Operating Trustees shall assist Grantor and Grantor’s affiliates and shall cooperate fully in all tax matters relating to the Trust or its assets, including, without limitation, in connection with the preparation and filing of any tax returns or reports which Grantor or any of Grantor’s affiliates is required to prepare or file with respect to the Trust or its assets.

7. Trustee Selection.

The Delaware Trustee, and any successor Delaware Trustee, shall be either a natural person who is a resident of the State of Delaware or a legal entity having its principal place of business in the State of Delaware, in each case appointed by Grantor. The Operating Trustees shall be appointed by Grantor. No Trustee other than an Operating Trustee may be a director, officer, manager, agent or employee of Grantor or its affiliates immediately prior to or at any time while serving as Trustee, nor may any Trustee other than an Operating Trustee have any extratrust business, personal or familial relationship with Grantor or its affiliates while serving as Trustee. In the event that a Trustee enters into any relationship prohibited by this Section 7 at any time while serving as Trustee, such Trustee shall resign in the manner provided in Section 8.

8. Trustee Removal, Resignation, and Replacement.

(a) The Grantor may remove a Trustee only for cause, including, but not limited to, Malfeasance, by providing written notice of such removal to the Trustee. A Trustee who has been removed under this provision shall immediately return any financial or other information related to the Trust in the Trustee’s possession

(b) The rights and duties of the Trustees hereunder (other than a Trustee’s rights to receive payments to the extent accrued prior to termination and to be indemnified hereunder) shall terminate upon such Trustee’s incapacity to act, death or bankruptcy or other insolvency or the effectiveness of such Trustee’s resignation or removal. No interest in the Trust Property, nor any of the rights and duties of an incapacitated, deceased, bankrupt or insolvent Trustee, may be transferred by such Trustee by will, devise, succession or in any other manner except as provided in this Agreement.

(c) A Trustee may resign by giving 7 days’ advance written notice of resignation to Grantor, provided that such Trustee agrees that any such resignation shall not become effective until a successor Trustee has been appointed.

(d) In the event of a Trustee’s resignation, removal, incapacity to act, death or bankruptcy or other insolvency, such Trustee shall be succeeded by a successor Trustee chosen by Grantor in compliance with the terms of this Agreement. Any successor Trustee shall succeed to all of the right (except for the resigning, removed, incapacitated, deceased, bankrupt or insolvent Trustee’s rights to receive payments to the extent accrued prior to termination and to be indemnified hereunder) and obligations of the Trustee replaced hereunder upon execution by such successor Trustee of a counterpart of this Agreement. A successor Trustee shall not be liable for breaches of this Agreement committed by a predecessor Trustee.

9. Trustee Advisors.

The Operating Trustees shall have the right to retain such accountants, attorneys, investment bankers, managing underwriters and other advisors (collectively, “Advisors”) as are necessary or appropriate to enable the Operating Trustees to perform in a prudent and competent manner the duties and obligations of the Operating Trustees under this Agreement; provided, however, that (i) the fees and expenses of such Advisors shall be reasonable and customary, and (ii) such Advisors do not have any material business relationship with the Grantor during the term of the Trust. The Operating Trustees shall be required to provide Grantor with notice and documentation of fees and expenses incurred in connection with the retention of Advisors pursuant to this Section 9. The Operating Trustees shall direct any Advisors that it retains to take appropriate steps to ensure that such Advisors do not act as a conduit for communications between the Operating Trustees and Grantor that are otherwise prohibited under the terms of this Agreement.

10. Communications and Notices.

(a) Communications between the Operating Trustees and Grantor regarding the fiduciary obligations owed by the Operating Trustees to Grantor shall be permitted at any time.

(b) The Operating Trustees shall retain copies of all written communications between the Operating Trustees or its Advisors and Grantor and its affiliates. The Operating Trustees shall prepare (or, as appropriate, instruct its Advisors to prepare) and retain a contemporaneous written summary of all oral communications between the Operating Trustees or its Advisors and Grantors and its affiliates, pursuant to subsection (a) of this Section 10, provided that such summary shall not be required for oral communications that are ministerial or non-substantive in nature, or are otherwise not material to the performance of the Operating Trustees’ fiduciary obligations to Grantor.

(c) All notices, requests, consents, approvals, waivers and demands among the parties hereto (collectively, “Notices”) shall be deemed to have been given if in writing and (i) personally delivered against a written receipt; (ii) sent by confirmed telephonic facsimile; or (iii) delivered to a reputable express messenger service (such as Federal Express, DHL Courier or United Parcel Service) for overnight delivery, addressed as follows (or to such other address as such party shall have given notice to one another):

(i) If to Grantor: 5930 Balsom Ridge Road, Denver, NC 28037

(ii) If to the Operating Trustees: 5930 Balsom Ridge Road, Denver, NC 28037

(iii) If to the Delaware Trustee: 251 Little Falls Drive, Wilmington, Delaware 19808

The period in which a response to any such Notice must be given shall commence to run from the date of the receipt of a personally delivered Notice, or the date of confirmation of a telephonic facsimile, or 7 days following the proper delivery of the Notice to a reputable express messenger service, as the case may be.

11. Dissolution and Termination.

(a) Subject to the provisions of Section 15(e), the Trust shall dissolve upon written election by the Beneficiary delivered to the Trustees, provided that divestiture of all of the Trust Property and the payment of all proceeds to the order of the Beneficiary with respect to such divestiture, in the manner provided in Section 5 has occurred (the “Dissolution Event”):

(b) Upon dissolution of the Trust, the Operating Trustees shall take such action as is necessary or appropriate to deliver to the order of the Beneficiary, or such other party designated by the Beneficiary in writing to the Operating Trustees, all property then held by the Trust or the Operating Trustees on behalf of the Trust pursuant to this Agreement, subject to satisfaction (whether by payment or reasonable provision therefore) of claims of all creditors of the Trust (other than Grantor) including, without limitation, the Trustees, and any remaining assets will be distributed to the Beneficiaries in proportion to their respective contributions to the Trust, all in compliance with Section 3808 of the Act. The Operating Trustees shall have a reasonable period to conclude the administration of the Trust, and shall be compensated for all reasonably necessary services performed after the dissolution date. Following completion by the Operating Trustees of the actions required by this Section 11(b), the Operating Trustees shall provide written notice to the Beneficiary and, upon written request of the Beneficiary, the Trustees shall terminate the legal existence of the Trust by canceling the Certificate of Trust in accordance with Section 3810(d) and 3811(a)(3) the Act.

(c) Notwithstanding any other provision of this Section 11, the Beneficiary may elect, in lieu of dissolving the Trust, to terminate this Agreement and to convert the Trust into a Delaware limited liability company, Delaware corporation or other legal entity, which conversion shall be upon such terms as the Beneficiary shall deem appropriate; provided that upon completion of such conversion all rights, obligations, assets and liabilities of the Trust remain, under applicable law, rights, obligations, assets and liabilities of the entity so created. The Operating Trustees shall cooperate with Beneficiary in connection with the foregoing and shall develop a plan of conversions pursuant to which the beneficial interests in the Trust shall be converted into limited liability company interests, the Delaware Trustee’s rights and obligations (except for any rights of the Delaware Trustee to receive payments, to the extent accrued prior to termination and any then-existing rights to be indemnified hereunder) shall terminate and the Operating Trustees shall become managers, and the Beneficiaries shall become members and owners of the limited liability company interests of the converted limited liability company.

12. Modification.

This Agreement shall not be modified except by an instrument in writing executed by Grantor and the Trustees. The Grantor and the Operating Trustees agree that this Agreement will be amended by November 30, 2018 and that the rights, duties, responsibilities and compensation of the Delaware Trustee shall not be changed, modified, amended, or affected without the prior or contemporaneous written consent of the Delaware Trustee.

13. Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Subject to the power to delegate the performance of ministerial responsibilities hereunder as deemed necessary by the Operating Trustees, this Agreement shall not be assignable by the Trustees.

14. Confidentiality.

This Agreement and all matters concerning the performance, enforcement and interpretation hereof shall be kept in strict confidence by the parties, except where disclosure is required by law, rule or regulation (including the Federal or state securities laws), to carry out the express purposes and terms of this Agreement, or in connection with any claims or actions relating to this Agreement.

15. Miscellaneous.

(a) If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining part of said provision or the remaining provisions of this Agreement.

(b) The headings of the sections and subsections of this Agreement are inserted for convenience of reference only and do not form a part or affect the meaning hereof.

(c) This Agreement, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (not including the choice of law rules thereof); provided, however, that the following provisions of the laws (common or statutory) of the State of Delaware pertaining to trusts of Delaware trust law shall not be applicable to the parties hereunder or to this Agreement: (i) any term or provision that is inconsistent with the terms of this Agreement, (ii) any requirement for the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (c) any provision requiring the obtaining of court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) any provision regulating the fees or other sums payable to trustees, officers, agents or employees of a trust, (e) any provision regulating the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing Trust Property or (g) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of trustees that are inconsistent with the limitations or authorities and powers of the trustees hereunder as set forth or referenced in this agreement. The parties further agree that Section 3540 of title 12 of the Delaware Code shall not apply to the Trust.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

(e) The protections and indemnities of Sections 1(c), 6, 12, 13, and the requirements of Section 15 shall remain in effect, and shall survive any termination of the Trust.

(f) The failure of Grantor or a Trustee to exercise or enforce any right or provision of this Agreement shall not constitute a waiver of such right or provision.

(g) This Agreement is the complete and exclusive agreement between the parties with respect to the creation, operation and termination of the Trust, superseding and replacing any and all prior agreements, communications and understandings, written or oral, regarding such Trust.

(h) No Trustee shall have any duty or obligation to pay, provide or arrange for the provision of funds necessary to perform such Trustee’s duties under this Agreement, other than the provision of the written notices to Grantor pursuant to Section 6 hereof. No Trustee shall have any personal liability for the payment of any Trust expense or obligation to third parties whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their behalf as of the date and year first hereinabove set forth.

AIR T, INC.,

Grantor

By:

Print Name:

Title:

DELAWARE TRUST COMPANY,

as Delaware Trustee

By:

Name:

Title:

Brett Reynolds,

Operating Trustee

Mark Jundt,

Operating Trustee